Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder of
   Salient Absolute Return Master Fund

We consent to the use of our report dated February 1, 2010, with respect to the statement of assets and liabilities of Salient Absolute Return Master Fund as of January 28, 2010, included herein.

KPMG LLP
Columbus, Ohio
April 13, 2010